AGREEMENT AND PLAN OF MERGER

                                      AMONG

                    CONVERSION SERVICES INTERNATIONAL, INC.,

                             A DELAWARE CORPORATION,

                           MCKNIGHT ASSOCIATES, INC.,

                             A DELAWARE CORPORATION,

                           MCKNIGHT ASSOCIATES, INC.,

                              A TEXAS CORPORATION,

                                       AND

                                WILLIAM MCKNIGHT

                            DATED AS OF JULY 22, 2005


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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2005 (this "Merger Agreement"), among Conversion Services International, Inc., a Delaware corporation ("CSI"), McKnight Associates, Inc., a Delaware corporation and a wholly owned subsidiary of CSI ("Merger Sub"), McKnight Associates, Inc., a Texas corporation ("MAI") and William McKnight (the "Stockholder").

            WHEREAS, the Boards of Directors of CSI, Merger Sub and MAI have each approved the merger of MAI with and into Merger Sub (the "Merger") upon the terms and subject to the conditions of this Merger Agreement, thus enabling Merger Sub to acquire all of the common stock of MAI in exchange for cash and CSI's common stock, par value $0.001 ("CSI Common Stock");

            WHEREAS, the Stockholder has approved the Merger and the terms of this Merger Agreement; and

            WHEREAS, CSI, Merger Sub, MAI and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

            NOW,   THEREFORE,   in   consideration  of  the  foregoing  and  the
representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

Section 1.01      The Merger; Effective Time of the Merger.

      Upon the terms and conditions of this Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act ("TBCA"), MAI shall be merged with and into Merger Sub at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when the certificates of merger (the "Certificates of Merger"), prepared and executed in accordance with the relevant provisions of the DGCL and TBCA, as applicable, is duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas (or other relevant secretaries of state, as necessary) or, if agreed to by the parties, at such time thereafter as is provided in the Certificates of Merger (the "Effective Time"). The filing of the Certificates of Merger shall be made as soon as practicable after the closing of the Merger (the "Closing").


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Section 1.02      Closing.

      The Closing shall take place at on a date and at a time to be specified by the parties, which shall be no later than the fifth business day after satisfaction (or waiver in accordance with this Merger Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of CSI, unless another date, time or place is agreed to by the parties.

Section 1.03      Merger Consideration.

      (a) Subject to adjustments set forth in Sections 1.03(b) and 1.03(c) below, the aggregate consideration to be paid to the Stockholder shall consist of cash and CSI common stock with an aggregate value of approximately $2,250,000 (the "Consideration"), consisting of: (i) at Closing, the Stockholder shall receive cash of $500,000 and $1,500,000 of CSI Common Stock, based on the closing price of the CSI Common Stock on the national securities exchange or automated quotation system upon which shares of CSI Common Stock are then listed; and (ii) within 60 days of the six (6) month anniversary of the Closing, the Stockholder shall receive additional cash of $250,000, (the "Additional Cash Sum") such additional payment being absolute and not being based upon any performance requirements or other conditions of any kind, except Stockholder shall not be entitled to such Additional Cash Sum if he resigns prior to the six
(6) month anniversary of the Closing Date in the absence of a breach by CSI and/or Merger Sub. CSI and Merger Sub acknowledge and agree that the Additional Cash Sum simply represents the remainder of the Consideration paid to acquire MAI.

            (i) As of the Closing Date, Stockholder will have the right to retain all cash and funds contained in, and retain possession of, the MAI bank account(s), as such cash balances and bank account(s) are disclosed on Section 1.03(a)(i) to the MAI Disclosure Letter. These funds shall be in addition to the cash provided as part of the Consideration, as set forth in Section 1.03(a) above;

            (ii) MAI agrees that as of the Closing Date, the working capital (current assets less current liabilities) of MAI shall equal $150,000 as shown on the Current Balance Sheet (as defined below). As of the Closing Date, minus the working capital of $150,000, Stockholder will have the right to all accounts receivable and invoices for services provided by MAI through the Closing Date, as such receivables and invoices are disclosed on Section 1.03(a)(ii) to the MAI Disclosure Letter. CSI shall pay Stockholder an additional $172,000 by Tuesday, July 26, 2005. Likewise, any work performed by MAI after the Closing Date, as reflected in appropriate invoices, shall be for the benefit of CSI, Merger Sub or an affiliate, and Stockholder shall not have any claim or right to such funds. If Stockholder is paid directly or otherwise collects funds for such work performed after the Closing Date, Stockholder will remit such promptly to CSI or Merger Sub, as appropriate;

            (iii) As of the Closing Date, CSI and/or Merger Sub agree agrees to pay the liabilities of MAI incurred through the Closing Date, as such liabilities are disclosed on Section 1.02(a)(iii) to the MAI Disclosure Letter, IN addition, CSI or Merger Sub will pay the liabilities of MAI incurred after the Closing Date;

            (iv) CSI and Merger Sub agree that MAI does not own any hard assets, furniture, fixtures, computers or equipment, with any such items being owned personally by Stockholder, thus being excluded from this Agreement.


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Section 1.04      Effects of the Merger.

      (a) At the Effective Time: (i) MAI shall be merged with and into Merger Sub, the separate existence of MAI shall cease and Merger Sub shall continue as the surviving corporation (Merger Sub and MAI are sometimes referred to herein as the "Constituent Corporations" and Merger Sub is sometimes referred to herein as the "Surviving Corporation") and the merger shall have such effects as are set forth in the DGCL and TBCA; (ii) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

      (b) The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

      (c) For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.


                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                        EXCHANGE OF MERGER CONSIDERATION

Section 2.01      Effect on Capital Stock.

      At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value, of MAI ("MAI Common Stock"), the Consideration paid or issued in accordance with the terms of this Merger Agreement shall be deemed to have been issued, or shall have been reserved for issuance, as applicable, in full satisfaction of all rights pertaining to MAI Common Stock. At the Effective Time, each share of MAI Common Stock owned prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive its portion of the Consideration.

      If, subsequent to the date of this Merger Agreement but prior to the Effective Time, the number of shares of CSI Common Stock issued and outstanding is changed as a result of a stock split, reverse stock split, recapitalization, reclassification or other similar transaction, the CSI Common Stock and other items dependent thereon shall be appropriately and equitably adjusted herein.

Section 2.02      Exchange of Certificates for Merger Consideration.

      (a) Exchange Procedures. Upon surrender of a certificate or certificates which, immediately prior to the Effective Time, represented all the outstanding shares of MAI Common Stock (the "Certificates") for cancellation to CSI or to such other agent or agents as may be appointed by CSI, and any other required documents, the holder of record of such Certificate shall be entitled to receive in exchange therefor the portion of the Consideration which such holder has the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MAI Common Stock that is not registered in the transfer records of MAI, the appropriate Consideration may be issued to a transferee if the Certificate representing such MAI Common Stock is presented to CSI accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate Consideration as contemplated by
Section 2.02(b).

      (b) No Further Ownership Rights in MAI Common Stock. All shares of CSI Common Stock issued in exchange for and upon the conversion of MAI Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(a) or 2.02(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MAI Common Stock, subject, however, to the rights pertaining to such shares of MAI Common Stock with respect to the Consideration, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of MAI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

      (c) No Liability. None of the parties shall be liable to any holder of shares of MAI Common Stock or CSI Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

Section 3.01      Representations and Warranties of the Stockholder.

      Subject to the exceptions set forth in the disclosure letter to be delivered by the Stockholder to CSI and Merger Sub in connection herewith (the "MAI Disclosure Letter"), the Stockholder represents and warrants to CSI and Merger Sub as follows:

      (a) Organization, Standing and Power.

            (i) MAI or any of its Subsidiary is an entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and to stockholders knowledge, is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect (as hereinafter defined) on MAI. To Stockholders Knowledge MAI is not required to be qualified in any state or jurisdiction in order to conduct the operation of its business. Stockholder is the sole stockholder of MAI Common Stock. MAI has delivered to CSI complete and correct copies of its Certificate of Incorporation and Bylaws.
Section 3.01(a) of the MAI Disclosure Letter sets forth each direct, or indirect, Subsidiary of MAI and its jurisdiction of organization and the jurisdictions where it is qualified to do business.

            (ii) As used in this Merger Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

            (iii) As used in this Merger Agreement, a "Material Adverse Effect" shall mean any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of (i) in respect of MAI, MAI and its direct and indirect Subsidiaries, taken as a whole, and (ii) in respect of CSI, CSI and all of its direct and indirect Subsidiaries, taken as a whole.

            (iv) As used in this Merger Agreement, "Knowledge" means actual knowledge or items that one should reasonably have knowledge of, without any independent investigation.

      (b) Capital Structure.

            (i) Section 3.01(b)(i) of the MAI Disclosure Letter sets forth the authorized, issued and outstanding capital stock or other equity interests of MAI and each of its Subsidiaries as well as any other securities (including debt securities) of MAI or its respective Subsidiaries. All outstanding shares of capital stock of MAI and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied and all such shares owned by MAI, or a direct or indirect wholly owned Subsidiary of MAI, are free and clear of all liens, charges, encumbrances, claims and options of any nature.

            (ii) Section 3.01(b)(ii) of the MAI Disclosure Letter sets forth a list of all options, warrants, convertible securities, rights, commitments (including pre-emptive rights) or agreements to which MAI or any Subsidiary of MAI is bound to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of MAI Common Stock, capital stock of an MAI Subsidiary or any other securities of MAI or its Subsidiaries.

            (iii) There are not as of the date hereof, and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which MAI or the Stockholder are a party or by which it is bound relating to the voting of any shares of the capital stock of MAI or any of its Subsidiaries. There are no restrictions on MAI to vote the capital stock of any of its Subsidiaries.

      (c) Authority; No Violations; Consents and Approvals.

            (i) The Board of Directors of MAI has approved the Merger and this Merger Agreement, by vote of the directors with no negative vote, and has resolved to deem this Merger Agreement and the transactions contemplated hereby, including the Merger, advisable and fair to, and in the best interests of, MAI and the Stockholder. MAI has all requisite corporate power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MAI. This Merger Agreement and each of the agreements required to be executed in connection therewith have been duly executed and delivered by MAI and constitutes a valid and binding obligation of MAI enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws. This Merger Agreement and each of the agreements required to be executed in connection therewith have been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

            (ii) The execution and delivery of this Merger Agreement by MAI does not, and the consummation by MAI of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of MAI or any of its respective Subsidiaries under any provision of (A) the Certificate of Incorporation or Bylaws of MAI or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to MAI or any of its respective Subsidiaries or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MAI or any of its respective Subsidiaries or any of its respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that are set forth on Section 3.01(a)(ii) of the MAI Disclosure Letter.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any U.S. or non-U.S. court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by, or with respect to, MAI or any of its respective Subsidiaries in connection with the execution and delivery of this Merger Agreement by MAI or the consummation by MAI of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on MAI, except for: (A) the filing of the Certificates of Merger; or (B) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or Environmental Law.

      (d) Financial Statements. Attached hereto as Section 3.01(d)(i) to the MAI Disclosure Letter is a copy of MAI's financial statements as of and for the year ended December 31, 2004 and financial statements as of and for the six-month period ended June 30, 2005 (the "MAI Financial Statements"). The MAI Financial Statements were not prepared in accordance with generally accepted accounting principles ("GAAP"). However, the MAI Financial Statements already provided to CSI fairly and accurately present the financial condition of MAI (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes).

      (e) Absence of Certain Changes or Events. Except as disclosed in or as reflected on the MAI Financial Statements, or except as contemplated by this Merger Agreement, since May 30, 2005, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of MAI's capital stock; (ii) any amendment of any term of any outstanding equity security of MAI or any Subsidiary; (iii) any repurchase, redemption or other acquisition by MAI or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, MAI or any Subsidiary; (iv) any change in any method of accounting or accounting practice by MAI or any Subsidiary; or (v) a Material Adverse Effect with respect to MAI.

      (f) No Undisclosed Liabilities. There are no liabilities of MAI or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the Current Balance Sheet (as defined below) included in the MAI Financial Statements; (ii) liabilities under this Merger Agreement; and (iii) as disclosed on Section 3.01(f)(iii) to the MAI Disclosure Letter.

      (g) No Default. Neither MAI nor any Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), nor is the execution of this Merger Agreement a default or violation, of any term, condition or provision of (i) in the case of MAI or any Subsidiary, their respective charters, agreements and bylaws, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which MAI or any Subsidiary is now a party or by which MAI or any Subsidiary or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to MAI or any Subsidiary.

      (h) Compliance with Applicable Laws. MAI and any of its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "MAI Permits") and are in compliance with the terms of the MAI Permits that would not have a Material Adverse Effect on MAI or its Subsidiaries. To Stockholder's Knowledge, MAI is qualified in all states and jurisdictions where required in order to conduct the operation of its business. The businesses of MAI and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. No investigation or review by any Governmental Entity with respect to MAI and its Subsidiaries is pending or threatened.

      (i) Litigation. There is no (i) suit, action or proceeding pending or, to Stockholder's Knowledge, threatened against or affecting MAI and its Subsidiaries, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MAI and its Subsidiaries.

      (j) Taxes.

            (i) MAI is an "S corporation" as defined in the Internal Revenue Code (the "Code"), and MAI and Stockholder have not taken any action that would change such status of MAI. MAI and its Subsidiaries and any affiliate has (A) timely (taking into account any extensions) filed in correct form all federal and all state, local and non-U.S. returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or with respect to it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable (except for audit adjustments that would not have a Material Adverse Effect on MAI and its Subsidiaries in the aggregate or to the extent that liability therefor is reserved for in MAI's most recent, regularly-prepared balance sheet prepared as of June 30, 2005 (the "Current Balance Sheet")) for which MAI and its Subsidiaries may be liable, and (C) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

            (ii) 2004 is the last taxable period through which the federal income Tax Returns of MAI and its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or non-U.S. taxing authority have been paid, fully settled or adequately provided for in the Current Balance Sheet. No federal, state, local or non-U.S. Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which MAI or its Subsidiaries would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed pursuant to any such examination against MAI and its Subsidiaries by any federal, state, local or non-U.S. taxing authority with respect to any period.

            (iii) Neither MAI nor its Subsidiaries (A) has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any other taxing authority (x) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which MAI and its Subsidiaries would be liable or (y) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or non-U.S. Tax law that relates to the assets or operations of MAI and its Subsidiaries, (B) has made a change in method of accounting for a taxable period ending on or prior to the Closing Date, or (C) has sold assets on the installment method.

            (iv) There are no liens or security interests on any of the assets of MAI and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax other than for Taxes which are not yet delinquent.

            (v) Neither MAI nor its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

            (vi)  Neither MAI nor its  Subsidiaries  has made an election  under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by MAI and its Subsidiaries.

            (vii) Neither MAI nor its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement.

            (viii) Neither MAI nor its Subsidiaries has any liability for Taxes under Treas. Reg. ss. 1.1502-6, or any similar provision of state, local or non-U.S. law, except for Taxes of the affiliated group of which MAI is the common parent corporation, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local or non-U.S. law.

            (ix) Neither MAI nor its Subsidiaries has participated in any international boycott within the meaning of Section 999 of the Code.

            (x) Except as disclosed on Section 3.01(j)(x) to the MAI Disclosure Letter, neither MAI nor its Subsidiaries has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country.

            (xi) Neither MAI nor its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            For purposes of this Merger Agreement, "Taxes" shall mean all federal, state, local, non-U.S. and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

      (k) Employee Matters; ERISA.

            (i) Benefit Plans. Section 3.01(k)(i) to the MAI Disclosure Letter contains a true and complete list and description of each of the following items: each employee benefit plan, program or arrangement covering any current or former officer, director, employee or independent contractor of MAI or its Subsidiaries or any of their dependents or beneficiaries (each, an "MAI Beneficiary") including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated or covered by ERISA, if MAI or its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof. The items described above, together with each management, employment, deferred compensation, severance, change in control, bonus or other contract for personal services with or covering any MAI Beneficiary, whether or not terminated, if MAI or its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof, are referred to collectively herein as the "MAI Benefit Plans."

            (ii) Contributions and Payments. All contributions and other payments required to have been made by MAI or any entity required to be aggregated therewith pursuant to Code Section 414 (an "MAI ERISA Affiliate") with respect to any MAI Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of this Merger Agreement have been reflected in the MAI Financial Statements.

            (iii) Qualification; Compliance. Each MAI Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS to be so qualified or the applicable remedial period applicable to the Plan will not have ended prior to the Effective Time, and no event or condition exists or has occurred that would reasonably be expected to result in the revocation or denial of any such determination which would have a Material Adverse Effect on MAI. With respect to each MAI Benefit Plan, MAI and each MAI ERISA Affiliate are in compliance with, and each MAI Benefit Plan and related source of benefit payment is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law (including non-U.S. law), except for violations that would not have a Material Adverse Effect on MAI. No MAI Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the Department of Labor, or any other federal, state or local governmental entity or is scheduled to be subject to such an audit, investigation or proceeding.

            (iv) Liabilities. With respect to the MAI Benefit Plans, individually and in the aggregate, to Stockholder's Knowledge, there exists no condition or set of circumstances that could subject MAI or any MAI ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or to the Pension Benefit Guaranty Corporation ("PBGC"), or under any indemnity agreement to which MAI or any MAI ERISA Affiliate is a party), which liability, excluding liability for benefit claims, funding obligations and PBGC insurance premiums, each payable in the ordinary course, would have a Material Adverse Effect on MAI. No claim, action or litigation has been made, commenced or, to Stockholder's Knowledge, threatened, by or against MAI or any of its Subsidiaries with respect to any MAI Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course).

            (v) Retiree Welfare Plans. No MAI Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section
601).

            (vi) Payments Resulting from Merger. The consummation or announcement of any transaction contemplated by this Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in (A) any payment (whether of severance pay or otherwise) becoming due from MAI or any of its Subsidiaries to any MAI Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, (B) any benefit under any MAI Benefit Plan being established or increased, or becoming accelerated, vested or payable (except as provided in Section 2.01(g)(i)) or (C) any payment that would not be deductible under Section 280G of the Code.

            (vii) Funded Status of Plans. Each MAI Benefit Plan that is subject to either the minimum funding requirements of ERISA Section 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value not less than the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions utilized by such plan's independent actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, in which case those different assumptions shall apply for purposes of this representation. MAI and its Subsidiaries have no unfunded liabilities, as determined under local funding requirements, with respect to any MAI Benefit Plans that cover such non-U.S. employees.

            (viii) Multiemployer Plans. No MAI Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)). Neither MAI nor any MAI ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

      (l) Labor Matters. Except as set forth in Section 3.01(l) to the MAI Disclosure Letter,

            (i) neither MAI nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation dispute involving employees of MAI or any of its Subsidiaries nor does MAI or any of its respective Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

            (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against MAI or any of its Subsidiaries pending or threatened;

            (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against MAI or any of its Subsidiaries pending or threatened;

            (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending or threatened against or involving MAI or any of its Subsidiaries;

            (v) To Stockholder's Knowledge, MAI and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health that otherwise would not have a Material Adverse Effect on MAI or its subsidiaries; and

            (vi) There is no proceeding, claim, suit, action or governmental investigation pending or, to Stockholder's Knowledge, threatened in respect to which any current or former director, officer, employee or agent of MAI or any of its Subsidiaries is or may be entitled to claim indemnification from MAI or any of its Subsidiaries (A) pursuant to their respective charters, agreements or bylaws, (B) as provided in any indemnification agreement to which MAI or any of its Subsidiaries is a party or (C) pursuant to applicable law.

      (m) Intellectual Property.

            (i) "Intellectual Property" means:

                  (1) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                  (2) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively with the Issued Patents, the "Patents");

                  (3) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                  (4) common law trademarks, registered trademarks, applications for registration of trademarks, common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and trade dress (collectively, "Trademarks");

                  (5) all right, title and interest of MAI to the extent required and used to conduct its business as presently conducted in, to, or under (i) all invention disclosures, improvements, trade secrets, proprietary information, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) all moral and economic rights of authors and inventors, however denominated, (iii) database and data collections and computer software, whether owned or licensed, to the extent fully assignable; and (iv) all industrial designs and registration's and applications therefor (collectively, as such is required and used to conduct the business as currently conducted by MAI);

                  (6) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes related to the business as such business is currently conducted and as its business is proposed to be conducted;

                  (7) all domain names registered; and

                  (8) all other intangible intellectual property assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

            (ii)  MAI  and  any  of its  Subsidiaries  owns  and  has  good  and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used in the business of MAI as currently conducted by MAI and each of its Subsidiaries (the "MAI Intellectual Property"), free and clear of all liens, claims or encumbrances. MAI Intellectual Property constitutes all of the Intellectual Property necessary to enable MAI and each of its Subsidiaries to conduct their business as such business is currently being conducted. MAI and each of its Subsidiaries has not received notice that any current or former officer, director, stockholder, employee, consultant or independent contractor has asserted any right, claim or interest in or with respect to any MAI Intellectual Property, and MAI and each of its Subsidiaries are not aware of a reasonable basis for any such claim. To Stockholder's Knowledge, there is no unauthorized use, disclosure or misappropriation of any MAI Intellectual Property by any employee or former employee of MAI and each of its Subsidiaries or by any other third party. There are no royalties, fees or other payments payable by MAI and each of its Subsidiaries to any third person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of MAI Intellectual Property. To Stockholder's Knowledge, the operation of the businesses of MAI and each of its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trade secret, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made or notices received in connection therewith.

            (iii) With respect to each item of MAI Intellectual Property incorporated into any product of Subsidiaries or otherwise used in the business of Subsidiaries, Section 3.01(m) to the MAI Disclosure Letter lists:

                  (1) all Patents, Copyrights and Trademarks issued to or registered by MAI and each of its Subsidiaries, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                  (2) the following agreements relating to each of the proprietary products of MAI and each of its Subsidiaries (the "MAI Products") or other MAI Intellectual Property: (A) all agreements granting any right to distribute or sublicense a MAI Product on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from MAI and each of its Subsidiaries,
(C) agreements pursuant to which the amounts actually paid or payable under firm commitments to MAI and each of its Subsidiaries are $5,000 or more, (D) joint development agreements, (E) any agreement by which MAI and each of its Subsidiaries grants any ownership right to any MAI Intellectual Property owned by MAI and each of its Subsidiaries, (F) any judicial, administrative, regulatory or other governmental order relating to Intellectual Property, (G) any option relating to any MAI Intellectual Property, and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code, including without limitation any rights to create derivative works of MAI Products.

            (iv) Section 3.01(m) to the MAI Disclosure Letter contains an accurate list as of the date of this Merger Agreement of all licenses, sublicenses and other agreements to which MAI and each of its Subsidiaries is a party and pursuant to which MAI and each of its Subsidiaries is authorized to use any Intellectual Property owned by any third party, excluding "off the shelf" or other software at a cost not exceeding $5,000 and available through regular commercial distribution channels on standard terms and conditions, including any related support and maintenance ("Third Party Intellectual Property").

            (v) To Stockholder's Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any MAI Intellectual Property, including any Third Party Intellectual Property by any third party, including any employee or former employee of Seller or any of its subsidiaries. Other than in respect of agreements with MAI's officers and directors and MAI's Subsidiaries' officers execution, delivery or performance of this Merger Agreement or any ancillary agreement contemplated hereby nor the consummation of the transactions contemplated by this Merger Agreement will contravene, conflict with or result in an infringement on MAI Intellectual Property, including any Third Party Intellectual Property.

            (vi) All Patents, registered Copyrights, registered Trademarks and registered service marks held by MAI and each of its Subsidiaries are, to Stockholder's Knowledge, valid and subsisting. All maintenance and annual fees due through the date of this Merger Agreement have been fully paid and all fees paid during prosecution and after issuance of any patent compromising or relating to such item have been paid in the correct entity status amounts. MAI and each of its Subsidiaries have not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. MAI and each of its Subsidiaries have not received notice of any proceeding pending or threatened nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of MAI Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights, Trademarks, service marks or violation of any trade secret or other proprietary right of any third party. MAI and each of its Subsidiaries has not brought a proceeding alleging infringement of MAI Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

            (vii) All current and former officers and employees of MAI and each of its Subsidiaries have executed and delivered to MAI an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to MAI of any Intellectual Property arising from services performed for MAI and each of its Subsidiaries by such persons. All current and former consultants and independent contractors to MAI and each of its Subsidiaries involved in the development, modification, marketing and servicing of MAI Products and/or MAI Intellectual Property have executed and delivered to MAI an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to MAI of any Intellectual Property arising from services performed for MAI and each of its Subsidiaries by such persons. No employee or independent contractor of MAI and each of its Subsidiaries is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with MAI and each of its Subsidiaries.

            (viii) MAI and each of its Subsidiaries has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all MAI Intellectual Property (except such MAI Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All Intellectual Property not otherwise protected by Patents or Copyrights owned by MAI and each of its Subsidiaries (except such MAI Intellectual Property whose value would be unimpaired by public disclosure) used by or disclosed to a third party has been pursuant to the terms of a written agreement between MAI and each of its Subsidiaries and such third party.

            (ix) No product liability claims have been communicated in writing to or threatened against MAI and each of its Subsidiaries.

            (x) A complete list of each of MAI Products and MAI's proprietary software ("MAI Software"), together with a brief description of each, is set forth in Section 3.01(m) to the MAI Disclosure Letter.

            (xi) MAI and each of its Subsidiaries are not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by MAI and each of its Subsidiaries, or which may affect the validity, use or enforceability of such MAI Intellectual Property. MAI and each of its Subsidiaries are not subject to any agreement which restricts in any material respect the use, transfer, or licensing by MAI and each of its Subsidiaries of the MAI Intellectual Property owned by MAI and each of its Subsidiaries, or MAI Products.

      (n) Environmental Matters. For purposes of this Merger Agreement:

            (i)  "Environmental   Law"  means  any  applicable  law  regulating,
prohibiting or requiring the notification of Releases into any part of the natural environment, pertaining to the protection of natural resources, the environment and public and employee health and safety, or governing or regulating the use, storage, handling, transportation, treatment, processing, disposal or generation of any Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.), Safe Drinking Water Act (Section 42 U.S.C. Section 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any other such applicable county, province, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

            (ii) "Hazardous Material" means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or in the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

            (iii) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

            (iv) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) investigate, clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment;
(II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

                  (1) To Stockholder's Knowledge, the operations of MAI and its Subsidiaries have been and, as of the Closing Date, will be in compliance with all Environmental Laws;

                  (2) MAI and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses;

                  (3) MAI and its Subsidiaries are not subject to any outstanding orders, investigations or contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

                  (4) MAI and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law or liability attributable to the Release of any Hazardous Material;

                  (5) Neither MAI nor any of its Subsidiaries has any contingent liabilities in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site);

                  (6) To Stockholder's Knowledge, the operations of MAI and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of Hazardous Material or any state equivalent are in compliance with applicable Environmental Laws; and

                  (7) There is not now on or in any property (leased or owned) of MAI and its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments; (B) any asbestos-containing materials; or (C) any polychlorinated biphenyls.

      (o) Vote Required. The affirmative, unanimous vote of the holders of the outstanding shares of MAI Common Stock voting together as a single class are the only votes of the holders of any class or series of MAI securities necessary to approve this Merger Agreement and the transactions contemplated hereby, and such votes approving the proposed transactions have been received. MAI has taken such other action with respect to any other anti-takeover provisions in its Certificate of Incorporation or Bylaws to the extent necessary to consummate the Merger on the terms set forth in this Merger Agreement.

      (p) Insurance. To Stockholder's Knowledge, MAI maintains insurance coverage adequate for the operation of the business of MAI and its Subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage. Section 3.01(p) to the MAI Disclosure Letter sets forth a true and complete list of such coverage.

      (q) Broker Fees. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of MAI.

      (r) Material Contracts and Agreements. Section 3.01(r) to the MAI Disclosure Letter includes: (a) a list of all written and oral contracts to which MAI and its subsidiaries is a party or by which its property is bound that involve consideration or other expenditure in excess of $5,000 or performance over a period of more than six (6) months or that is otherwise material to its business or operations (excluding licenses relating to third party Intellectual Property at a cost not exceeding $5,000) ("Material Contracts"); (b) a list of all real or personal property leases to which MAI or its subsidiaries is a party involving consideration or other expenditure in excess of $5,000 over the term of the lease ("Material Leases"); (c) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any individual or entity to which MAI or any of its respective subsidiaries is a party (excluding indemnification provisions relating to the MAI Intellectual Property arising in the ordinary course) ("Guarantees"); (d) each employment or severance contract, lease agreement and credit agreement, note or other instrument relating to indebtedness of MAI and its Subsidiaries; and (e) a list of all contracts or other formal or informal understandings between MAI or its subsidiaries and any of their respective officers, directors, members, employees, agents, stockholders or affiliates ("Related Party Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Related Party Agreements, to the extent they are in written form, have been furnished to CSI. Except as may be set forth in Section 3.01(r) to the MAI Disclosure Letter, each Material Contract is in full force and effect, valid and binding in accordance with its terms on MAI and no notice of any material breach or violation thereof has been given to MAI. All agreements listed in Section 3.01(r) to the MAI Disclosure Letter are, valid, binding and enforceable in accordance with their terms and are in full force and effect against MAI and the other parties thereto, subject to (a) judicial principles limiting the availability of specific performance, injunctive relief and other equitable remedies, and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

      (s) Title to Properties.

            (i) Section 3.01(s)(i) to the MAI Disclosure Letter sets forth a true and complete list of properties owned or leased by MAI and its Subsidiaries. Each of MAI and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its properties and assets purported to be owned by it, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such assets and properties, other than assets and properties in which MAI and its Subsidiaries has leasehold interests, are free and clear of all liens, other than those set forth on Section 3.01(s)(ii) to the MAI Disclosure Letter.

            (ii) Each of MAI and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and none of MAI or its respective Subsidiaries have received any notice or other communication, oral or written, indicating that any such lease will be terminated other than in the ordinary course of business.

      (t) Accounts Receivable.  All the accounts receivable of MAI are listed on
Section 3.01(t) to the MAI Disclosure Letter, at the aggregate recorded amount thereof. Except as otherwise noted therein, these accounts receivable are valid receivables and to Stockholder's Knowledge, are subject to no valid counterclaims or set-offs.

      (u) Creditors; Bankruptcy, etc. MAI is not a party to any proceeding as a debtor in any court under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors' relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of MAI or for a substantial part of any of their assets or property.

      (v) Clients and Customers. Section 3.01(v) to the MAI Disclosure Letter lists the names and locations of the clients and customers of MAI from January 1, 2002 through the Closing Date.

      (w) Contributions and Payments. Neither MAI nor any of its Subsidiaries, and to Stockholder's Knowledge, nor any of their employees, officers, directors or agents, at any time during the last five (5) years have: (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

      (x) Bank Accounts; Powers of Attorney. Section 3.01(v) to the MAI Disclosure Letter hereto sets forth a complete and correct list showing: (a) all banks in which MAI and its Subsidiaries maintains a bank account or safe deposit box (collectively, "MAI Bank Accounts"), together with, as to each such MAI Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (b) the names of all persons holding powers of attorney from MAI, true and correct copies thereof which have been delivered to the CSI.

Section 3.02      Representations and Warranties of CSI and Merger Sub.

      Subject to the exceptions set forth in the disclosure letter to be delivered to MAI in connection herewith (the "CSI Disclosure Letter"), CSI and Merger Sub jointly and severally represent and warrant to MAI as follows:

      (a) Organization, Standing and Power. Each of CSI and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so organized or so to qualify (individually or in the aggregate) would not have a Material Adverse Effect on CSI or Merger Sub. CSI has heretofore delivered and made available to MAI (or such information was readily accessible through the SEC Edgar Website) accurate and complete copies of its Certificate of Incorporation and by-laws, or other similar organizational documents, as currently in effect, of CSI and each of its Subsidiaries.

      (b) Capital Structure. As of the date hereof, the authorized capital stock of CSI consists of 1,000,000,000 shares of CSI Common Stock and 20,000,000 of preferred stock ("CSI Preferred Stock"). At the close of business on June 16,

2005, (i) 788,474,038 shares of CSI Common Stock were issued and outstanding, and (ii) no shares of CSI Preferred Stock were outstanding. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 shares of which are validly issued, fully paid and nonassessable, and are owned by CSI. Merger Sub was formed solely for the purpose of participating in the Merger, has no assets other than that amount of cash that is required for it to be organized as a corporation under the DGCL and has conducted no activities other than in connection with its incorporation.

      (c) Authority; No Violations, Consents and Approvals.

            (i) Each of CSI and Merger Sub has all requisite corporate power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby (including the issuance of shares of CSI Common Stock in the Merger). The execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection therewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CSI and Merger Sub (including the issuance of shares of CSI Common Stock in the Merger). This Merger Agreement and each of the agreements required to be executed in connection therewith has been duly executed and delivered by CSI and Merger Sub. Assuming this Merger Agreement constitutes the valid and binding obligation of MAI and the Stockholder, it and each of the agreements required to be executed in connection therewith also constitutes a valid and binding obligation of each of CSI and Merger Sub and is enforceable against each of them in accordance with its terms; provided, however, that such enforceability is subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity and limitations imposed on indemnity obligations by applicable federal and state securities laws.

            (iii) Except as set forth on Section 3.02(c)(ii) to the CSI Disclosure Letter, the execution and delivery of this Merger Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CSI or Merger Sub under, any provision of (A) the Certificate of Incorporation or Bylaws of CSI or Merger Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to CSI or Merger Sub or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CSI or Merger Sub or any of their properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on CSI, materially impair the ability of CSI or Merger Sub to perform its respective obligations hereunder or prevent in any material respect the consummation of any of the transactions contemplated hereby.

            (iv) To the Knowledge of CSI, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to CSI in connection with the execution and delivery of this Merger Agreement by CSI and Merger Sub or the consummation by CSI and Sub of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on CSI, except for: (A) compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder as may be required in connection with this Merger Agreement and the transactions contemplated hereby, (B) the filing of the Certificates of Merger or (C) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws.

      (d) SEC Documents. CSI has filed all reports, forms and documents required to be filed by it with the Securities and Exchange Commission ("SEC"). A true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CSI with the SEC from January 30, 2004 through and including the Closing Date (the "CSI SEC Documents") has been made available to MAI (or such information was readily accessible through the SEC Edgar Website).

      (e) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the CSI SEC Documents, or except as contemplated by the Merger Agreement, since the date of CSI's Current Balance Sheet (as defined below) there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of CSI's capital stock; (ii) any amendment of any material term of any outstanding equity security of CSI or any Subsidiary; or (iii) a Material Adverse Effect with respect to CSI.

      (f) No Undisclosed Material Liabilities. Except as disclosed in the CSI SEC Documents, to CSI's Knowledge, there are no liabilities of CSI or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on CSI, other than liabilities adequately provided for on the balance sheet of CSI dated as of March 31, 2005 (including the notes thereto) contained in CSI's Quarterly Report on Form 10-QSB for the three-month period ended March 31, 2005 ("CSI's Current Balance Sheet").

      (g) Litigation.  Except as disclosed in the CSI SEC Documents, there is no
(i) suit, action or proceeding pending or threatened against or affecting CSI or any Subsidiary of CSI, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CSI or any Subsidiary of CSI that (in any case) would have a Material Adverse Effect on CSI or prevent CSI from consummating the transactions contemplated by this Merger Agreement.

      (h) No Vote Required. No vote of the holders of any class or series of CSI capital stock is necessary to approve the Merger Agreement or the transactions contemplated hereby, including, without limitation, the issuance of CSI Common Stock.

      (i) Broker Fees. No broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of CSI.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

Section 4.01 Registration of Stock Consideration. Following the effective registration of all shares being registered in the present Registration Statement on Form SB-2 of CSI on file with the SEC, CSI shall file with the SEC, within 30 days of the issuance of the shares of CSI Common Stock included in the Consideration, a registration statement on Form SB-2 covering the resale of the shares of CSI Common Stock included in the Consideration. If the present Registration Statement on Form SB-2 of CSI on file with the SEC has not been declared effective, then upon effectiveness of such Registration Statement on Form SB-2, CSI shall file with the SEC, within 15 days of such effectiveness, a registration statement on Form SB-2 covering the resale of the shares of CSI Common Stock included in the Consideration. Notwithstanding the foregoing, CSI shall use its best efforts to register the CSI Common Stock included as part of the Consideration with the SEC (subject to the lock-up provisions set forth in Section 4.07 herein below) and CSI will use its best efforts to ensure that such shares of CSI Common Stock remain freely tradable following the release of the respective lock-up time periods.

Section 4.02 Legal Conditions to Merger. Except as otherwise provided herein, each of MAI, CSI and Merger Sub will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of MAI and CSI will, and will cause their respective Subsidiaries to, take all actions reasonably necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by MAI, CSI or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Merger Agreement.

Section 4.03 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

Section 4.04 Public Announcements and Regulation FD.

      (a) CSI and MAI will agree with each other with respect to the contents thereof before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Merger Agreement, except as may be required by SEC rules and regulations, applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system (but shall still provide a copy of such release to the other party).

      (b) Any information concerning MAI disclosed to CSI or Merger Sub or their respective affiliates or representatives or any information concerning CSI or Merger Sub or their respective affiliates or representatives disclosed to MAI, which has not been publicly disclosed, shall be kept strictly confidential by the parties hereto and shall not be disclosed or used by the recipients and until publicly disclosed by the party to which such information relates; provided, however, that the foregoing provision shall not prohibit disclosures by any party of information that (i) was in the possession of a party prior to the date hereof, provided that such information is not known by such party to be subject to a confidentiality agreement, (ii) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Section 4.04, or (iii) a party is required to disclose by law, including in connection with a proceeding or in connection with the payment of Taxes. Each party hereto hereby agrees that no public announcements concerning the terms of this Merger Agreement or the transactions contemplated thereunder shall be made without the mutual consent of the parties, not to be unreasonably withheld. Notwithstanding the foregoing, CSI shall be entitled to issue a press release announcing the execution of this Merger Agreement and the transactions contemplated hereunder once the Closing occurs.

      (c) All parties hereto agree not to use any confidential information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any shares of CSI Common Stock (or other securities, warrants or other forms of convertible securities outstanding or other rights to acquire such securities). All parties hereto acknowledge that
(i) a purpose of this Section 4.04(c) relating to confidentiality is so that CSI will be in compliance with Regulation FD promulgated by the SEC, and other applicable securities laws, and (ii) if MAI does not comply with the provisions of this Section 4.04(c), CSI may be deemed by such action to be in violation of such laws and regulations, which could have a Material Adverse Effect on the business of CSI.

Section 4.05 Other Actions. Except as contemplated by this Merger Agreement, neither CSI nor MAI shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is likely to result in any of its respective representations or warranties hereunder being untrue or in any of the conditions to the Merger set forth in Article VI not being satisfied.

Section 4.06 Advice of Changes. The parties hereto shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on MAI.

Section 4.07 Lock-Up. One-third of the shares of CSI Common Stock received at the Closing by the Stockholder shall be subject to a three (3) year lock-up period after their registration with the SEC, one-third of the shares of CSI Common Stock received at the Closing shall be subject to a two (2) year lock-up period after their registration with the SEC, and one-third of the shares of CSI Common Stock received at the Closing shall be subject to a one (1) year lock-up period after their registration with the SEC.

Section 4.08 Indemnification.

      (a) The Stockholder shall jointly and severally indemnify, defend and hold harmless each of CSI, Merger Sub, their officers, directors, employees, stockholders, agents and consultants, and their respective heirs, legal representatives, successors and assigns (the "CSI Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid ("Losses") in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of
(i) the Lawsuits, (ii) any failure of any representation or warranty of MAI or the Stockholder to be true and correct at or before the Closing, (iii) any act, omission or conduct of MAI and their respective directors, officers, employees or agents, or the Stockholder, prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iv) the consummation of the transactions contemplated herein, and any action taken in connection therewith ("Indemnified Liabilities"). Any CSI Indemnified Party wishing to claim indemnification under this Section 4.08, upon learning of any such claim, action, suit, proceeding or investigation, shall notify MAI (or the Surviving Corporation, after the Closing), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 4.08, except to the extent such failure materially prejudices such party. Notwithstanding the foregoing, no claim for indemnification shall be asserted unless the monetary claims are for more than an aggregate of $5,000.00.

      (b) All rights to indemnification under this Section 4.08 shall survive the consummation of the Merger and the termination of this Agreement until the second anniversary of the Closing Date. The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each CSI Indemnified Party, and his or her heirs and representatives. No party shall enter into any settlement regarding the foregoing without prior approval of the CSI Indemnified Party.

Section 4.09 Section 16. Prior to the Effective Time each of the parties hereto shall take all such steps as may be required to cause the transactions contemplated by this Merger Agreement including any dispositions of MAI Common Stock and acquisitions of CSI Common Stock (including derivative securities with respect to CSI Common Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MAI or CSI, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.10 Reservation of Common Shares. CSI shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued CSI Common Stock for the purpose of enabling it to satisfy any obligation to issue CSI Common Stock included in the Consideration. CSI or, if appointed, any transfer agent for the CSI Common Stock (the "Transfer Agent"), will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. CSI shall keep a copy of this Merger Agreement on file with any such Transfer Agent. CSI will supply any such Transfer Agent with duly executed certificates for such purposes. CSI will furnish any such Transfer Agent a notice of all adjustments and certificates related thereto made under Section 2.01(h) hereof. CSI covenants that all CSI Common Stock included in the Consideration will be validly authorized an issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Section 4.11 Tax Matters. All the parties hereto shall cooperate with CSI and Merger Sub, at CSI's sole expense, with respect to CSI's and Merger Sub's preparation and filing of any application for exemption from any domestic or foreign taxes, and shall provide CSI and Merger Sub with or access to the appropriate information required in connection with any such application. In addition, each of the parties hereto shall cooperate with CSI and Merger Sub so that CSI and Merger Sub can obtain a step up in basis of the assets of MAI for tax purposes, including without limitation making an election under Section 338(h)(10) of the Code, and to such effect will execute and deliver an allocation of purchase price schedule substantially in the form of Exhibit A.

                                    ARTICLE V
                                CLOSING DOCUMENTS

Section 5.01 Documents To Be Delivered to CSI and Merger Sub.

      The obligations of CSI and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by CSI:

      (a) Certifications and Opinion. MAI shall have furnished CSI and Merger Sub with:

            (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of MAI approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby;

            (ii) a certified copy of an unanimous resolution or resolutions duly adopted by the holders of the outstanding shares of MAI Common Stock approving the Merger and the transactions contemplated hereby;

            (iii) a favorable  opinion  satisfactory  to CSI,  dated the Closing
Date, in customary form and substance, of Leggett & Clemons, PLLC, counsel to MAI, dated the Closing Date.

      (b) Good Standing Certificates. MAI shall have furnished CSI with good standing and existence certificates for MAI and its Subsidiaries from their respective jurisdictions of organization and other jurisdictions as CSI shall reasonably request.

Section 5.02 Documents To Be Delivered to MAI.

      The obligation of MAI to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by MAI:

      (a) Certifications and Opinion. CSI shall have furnished MAI with:

            (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of CSI and Merger Sub approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby; and

            (ii) a favorable opinion , dated the Closing Date, in customary form and substance, of Ellenoff Grossman & Schole LLP, counsel to CSI and Merger Sub, substantially to the effect that:

                  1) Each of CSI and Merger Sub is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to own its properties and assets and to carry on its business as presently conducted;

                  2) Each of CSI and Merger Sub has the requisite corporate power to effect the Merger as contemplated by this Merger Agreement; the execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection herewith did not, and the consummation of the Merger will not, violate any provision of CSI's or Merger Sub's Certificate of Incorporation or Bylaws; and upon the filing by the Surviving Corporation of the Certificates of Merger, the Merger shall become effective;

                  3) The respective Board of Directors of CSI and Merger Sub have taken all action required under its jurisdiction of incorporation, its Certificate of Incorporation or its Bylaws to authorize the execution and delivery of this Merger Agreement and each of the agreements required to be executed in connection herewith and the transactions contemplated hereby, and to authorize the Merger in accordance with the terms of this Merger Agreement; and this Merger Agreement and each of the agreements required to be executed in connection herewith is a valid and binding agreement of CSI and Merger Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally or governing the availability of equitable relief;


                                   ARTICLE VI
                               GENERAL PROVISIONS

Section 6.01 Termination. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of MAI, the Stockholder and CSI, or by mutual action of their respective Boards of Directors.

Section 6.02 Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.03 Payment of Expenses. Stockholder shall pay all expenses related to MAI and itself (including legal and accounting fees) incident to preparing for entering into and carrying out this Merger Agreement and the consummation of the transactions contemplated hereby as well as for any audit fees for prior fiscal years, whether or not the Merger shall be consummated. CSI and/or Merger Sub shall pay all expenses related to CSI and/or Merger Sub (including legal and accounting fees) incident to preparing for entering into and carrying out this Merger Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

Section 6.04 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time, for a period of two years from the Closing Date, except for those related to taxes, which shall survive as long as the applicable statute of limitations.

Section 6.05 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                           (a) if to CSI or Merger Sub, to:

                                    Conversion Services International, Inc.
                                    100 Eagle Rock Avenue
                                    East Hanover, NJ 07936
                                    Attention: Scott Newman
                                    Fax: 973-560-9500

                                    with a copy to:

                                    Ellenoff Grossman & Schole LLP
                                    370 Lexington Avenue
                                    New York, NY 10017
                                    Attention:  Stuart Neuhauser, Esq.
                                    Fax: 212-370-7889

                           (b) if to MAI, to:

                                    McKnight Associates, Inc.
                                    5960 W. Parker Rd., Suite 278, #133
                                    Plano, TX 75093
                                    Attention: William McKnight
                                    Fax: _____

                                    with a copy to:

                                    Leggett & Clemons, PLLC
                                    2745 N. Dallas Parkway, Suite 310
                                    Plano, Texas 75093
                                    Attention:  Steve H. Clemons
                                    Fax 214 473-8685

Section 6.06 Interpretation: Certain Definitions. When a reference is made in this Merger Agreement to Sections, such reference shall be to a Section of this Merger Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the word "include," "includes" or "including" is used in this Merger Agreement, it shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Merger Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Merger Agreement, "affiliate" means, as to the person specified, any person controlled, controlled by, or under common control with such person, and "person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other entity.

Section 6.07 Counterparts. This Merger Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.08 Entire Agreement; No Third-Party Beneficiaries. This Merger Agreement (together with any other documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.09 Governing Law. Except to the extent Delaware law is mandatorily applicable to the Merger, this Merger Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

Section 6.10 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly owned Subsidiary of CSI. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 6.11 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Merger Agreement or makes the Merger Agreement impossible to perform in which case this Merger Agreement shall terminate. Except as otherwise contemplated by this Merger Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.03 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

Section 6.12 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of New Jersey, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in New Jersey in the event any dispute between the parties hereto arises out of this merger Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Merger Agreement in any court other than a Federal or state court sitting in New Jersey.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of the following has caused this Merger Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.


                            CONVERSION SERVICES INTERNATIONAL, INC.

                            By:/s/  Scott Newman
                               -------------------------------------------------
                            Name:     Scott Newman
                            Title:    President and Chief Executive Officer


                            MCKNIGHT ASSOCIATES, INC.

                            By:/s/  Scott Newman
                               -------------------------------------------------
                            Name:     Scott Newman
                            Title:    President and Chief Executive Officer


                            MCKNIGHT ASSOCIATES, INC.

                            By:        /s/  William McKnight
                               -------------------------------------------------
                            Name:     William McKnight
                            Title:    President


                            STOCKHOLDER

                            /s/  William McKnight
                            ----------------------------------------------------
                            WILLIAM MCKNIGHT